EMPLOYMENT AGREEMENT

     THIS AGREEMENT, is effective as of November 2, 2000, by and between Pease Oil and Gas Company, a Nevada corporation ("Corporation"), and Patrick J. Duncan ("Employee"). This Agreement is intended to replace the Employment Agreement dated effective December 27, 1994 as confirmed and modified by a letter agreement dated January 11, 1999, which shall be deemed to be canceled upon the effective date of this Agreement.

     The Corporation desires to employ the Employee and the Employee desires to be employed by the Corporation upon the terms and conditions set forth in this Agreement.

     The Parties hereby enter into this Agreement (i) setting forth their mutual promises and understandings and (ii) Mutually acknowledging the receipt and sufficiency of consideration to enter into this Agreement and the mutual promises, conditions and understandings set forth below.

                                   I ARTICLE
                     EMPLOYMENT DUTIES AND RESPONSIBILITIES

Section 1.1. Employment. The Corporation hereby employs the Employee as the President and Treasurer of the Corporation. The Employee accepts the employment and shall be subject to the Corporation~s Articles of Incorporation, Bylaws and direction from the Board of Directors of the Corporation.

Section 1.2. Duties and Responsibilities. The Employee shall be the principal executive officer of the Corporation responsible for the business and affairs of the Corporation and for implementing decisions of the Board of Directors.

Section 1.3. Working Facilities. The Employee shall be based in the Grand Junction, Colorado metropolitan area where the Corporation shall provide reasonable office facilities. The Employee agrees to travel to the extent necessary to perform his duties hereunder, including travel to the various properties and field offices of the Corporation. The Corporation shall provide reasonable transportation to perform these duties.

Section 1.4. Vacations. The Employee shall be entitled to vacations totaling at least three weeks per year. Any vacation for longer than 10 consecutive business days shall approved by the Board of Directors or an appropriate committee thereof. If the business of the Corporation precludes the Employee from taking all vacation earned during a year, then, with the consent of the Board of Directors, the vacation shall be accrued and available to be taken by the Employee in subsequent years. If the Board of Directors does not consent to such accrual of vacation time, the Corporation shall pay the Employee an amount equal to the number of days of unused vacation times the Employee's equivalent daily compensation. Employee may accrue a maximum of 20 unused vacation days per year.


Section 1.5. Expenses.

A. Employee Reimbursed for Expenses. During the period of employment pursuant to this Agreement, the Employee will be reimbursed for reasonable expenses incurred for the benefit of the Corporation in accordance with the general policy of the Corporation as adopted from time to time by the Corporation's Board of Directors, and any other expenses specifically approved beforehand by the Board of Directors. Those reimbursable expenses shall include, but shall not be limited to, entertainment and promotional expenses, transportation expenses, and the expenses of membership in certain civic groups and business organizations. Any other reimbursable expenses shall be as set forth on Exhibit A.

B. Employee Shall Account for Expenses to Corporation. With respect to any expenses which are to be reimbursed by the Corporation to the Employee, the Employee agrees to make an itemized accounting to the Corporation (i) for proper accounting by the Corporation and (ii) in detail sufficient to entitle the Corporation to an income tax deduction for paid items if deductible.

                                   II ARTICLE
                                  COMPENSATION

Section 2.1. Salary. The Corporation shall pay an initial base salary to the Employee at an annual rate of Ninety-Seven Thousand Five Hundred Dollars ($97,500), payable bi-weekly, in arrears. The Board of Directors shall review the salary of Employee at least annually and may increase the salary if the Board of Directors determines that an increase would be appropriate. In addition, on the later of the date (i) that this Agreement is signed by the Corporation, or (ii) the date on which all shareholders of the Corporation~s Series B 5% PIK Convertible Preferred Stock have formally agreed to exchanged for other securities of the Corporation or surrendered for cancellation, the Corporation shall pay to the Employee a cash bonus of $50,000.

Section 2.2. Death During Employment. In the event of the Employee's death during the term of this Agreement the Corporation shall pay to the Employee's surviving souse or, if there is no surviving spouse, to Employee's children on a pro-rata basis to each child, bi-weekly, the compensation which otherwise would be payable to the Employee for a six month period following the Employee's death at the rate of compensation then being paid to Employee.

Section 2.3. Benefits. In addition to all other compensation, the Employee shall be entitled to participate in any pension plans, profit sharing plans, medical or dental reimbursement plans, group term or other life insurance plans, medical or hospitalization insurance plans and any other group employee benefit plan which may be established by the Corporation. Such participation shall be in accordance with the terms of any such plan. The Corporation shall pay premiums for and shall include the Employee, his spouse, and dependents in any major medical or hospitalization insurance program established or utilized by the Corporation on behalf of its executive officers if requested to do so by Employee.

Section 2.4. Life and Disability Insurance. The Corporation may obtain for its own benefit such amounts of key executive term life insurance on the life of the Employee as it may deem necessary or advisable. The proceeds of this may be used to pay Corporation obligations under Sections 2.2 and 3.6 of this contract; but the Corporation's obligations thereunder shall be absolute.

Section 2.5. Automobile Allowance. The Corporation shall pay, or reimburse Employee for, an automobile allowance equal to $1,000 per month. Alternatively, with the approval of the Board of Directors, the Corporation may purchase or lease an automobile for the exclusive use of the Employee at a cost not to exceed $12,000 annually.

Section 2.6. Stock Based Compensation. On the later of the date by which (i) that this Agreement is signed by the Corporation, or (ii) the date on which all shareholders of the Corporation~s Series B 5% PIK Convertible Preferred Stock have formally agreed to exchanged for other securities of the Corporation or surrendered for cancellation, the Corporation shall issue and deliver to the Employee the following securities.

A. 150,000 shares of the Corporation~s common stock, par value $0.10 per share. The shares shall, at the election of the Corporation, be subject to forfeiture and shall be returned to the Corporation for cancellation if the Employee terminates the employment for reasons other than set forth in Sections 3.2, 3.5, 3.6 or 3.7 below before one year from the date of this Agreement.

B. The Corporation~s common stock purchase warrants entitling the Employee to purchase up to a total of 600,000 shares of the Corporation~s common stock, par value $0.10 per share at a purchase price of $0.50 per share, having the terms, conditions, rights and preferences set forth on the warrants which are attached hereto as Exhibits SP-1 and SP-2.

     In the event that at the time the Warrants become exercisable in accordance with their terms (and the Warrants are surrendered for exercise), the Corporation then has insufficient authorized but unissued common stock to permit the Warrant(s) to be exercised in full, the Corporation shall pay to the Employee, upon surrender of the Warrant(s), an amount of cash equal to the difference between (a) the exercise price of the Warrants and (b) the average closing sales price of the Corporation~s common stock in the public market for the five trading days before the date of surrender, multiplied by (c) the number of shares represented by the Warrant(s) surrendered less the number of authorized but unissued shares of common stock of the Corporation on the date of surrender.

                                  III ARTICLE

                       TERM OF EMPLOYMENT AND TERMINATION

Section 3.1. Term. This Agreement shall be in effect for a three year term subject to termination in accordance with this Article III (the "Term").

Section 3.2. Termination by the Corporation Without Cause. The Board of Directors, without cause, may terminate this Agreement at any time upon 30 days written notice to the Employee. In such event, the Employee, if requested by the Board of Directors, shall continue to render the services required under this Agreement for 30 days. Within five business days after the last day of Employment, the Corporation shall pay to Employee, a severance payment of $150,000.

Section 3.3. Termination by the Employee Without Cause. The Employee, without cause, may terminate this Agreement upon 90 days written notice to the Corporation. In such event, the Employee shall, if requested by the Corporation, continue to render the services required under this Agreement to the date identified in the Employee's written notice. The Employee shall continue to be paid compensation at the rate set forth in Exhibit B of this Agreement for at least 30 days and thereafter through the earlier of (i) the date identified in the Employee's written notice or (ii) the date through which the Employee furnishes services at the request of the Corporation, and no further payments shall be made by the Corporation unless agreed to by the Board of Directors.

Section 3.4. Termination by the Corporation With Cause. The Corporation may terminate the Employee's employment for cause, which shall be limited to the following: (a) the Employee's knowing and willful or reckless commission of an act of gross misconduct which the Employee knows or reasonably should have known at the time would be injurious to the Corporation, and did in fact materially injure the Corporation; or (b) the Employee's refusal to devote substantially all his time and efforts to his duties under this Agreement after the Board of Directors has notified the Employee in writing of his noncompliance; or (c) the Employee's continued refusal, after written notice from the Board of Directors to follow the specific instructions of the Board of Directors, unless the instructions would cause the Employee or the Corporation to be in violation of the law or applicable regulations or would not be in the best interests of the Corporation or its stockholders. Termination pursuant to this subsection shall result in no further compensation being due or payable to the Employee hereunder from and as of the date of such termination.

Section 3.5. Termination Upon Death of Employee. Subject to Section 2.2 of this Agreement, this Agreement shall be terminated in the event of the Employee's death.

Section 3.6. Termination Upon Disability of Employee. The Corporation may terminate the Employee's employment if, during the Term, the Employee becomes physically or mentally disabled, whether totally or partially, so that the Employee is unable substantially to perform his services under this Agreement
(i) for a period of three consecutive months or (ii) for shorter periods aggregating four months during any twelve month period, by written notice to the Employee. Notwithstanding any such disability, the Corporation shall continue to pay the Employee the greater of (a) his full salary up to and including the date of such termination and for six months thereafter, or (b) any amounts payable to Employee under any disability or similar insurance.

Section 3.7. Termination Upon Change of Control. Notwithstanding the provisions of Section 3.2, if the Employee is terminated as a direct or indirect result of either (i) actions taken by the Board of Directors following the replacement of more than 50% of the members of the Board of Directors in any 15 month period which were opposed by a majority of the directors before the replacement or (ii) a shareholder or group of shareholders or a person acting on behalf of shareholders increasing his, hers, their or its ownership of the Corporation's outstanding stock by more than 20% within a 12 month period, or if Employee voluntarily terminates his employment within six months following the time when either (i) or (ii) above occur, then the Employee shall be paid a lump sum of $150,000 as a severance payment as of the date of the termination. Upon such a change of control, as defined in this Section 3.7, at Employee's option, the
Corporation shall immediately repurchase any outstanding shares of the Corporation's stock which are held by Employee at the per share price equal to the greater of (a) the price paid per share by Employee when Employee acquired the shares, or (b) the fair market value of the stock repurchased at the date of termination. If the Corporation does not pay the amount specified by this
Section 3.7 on a timely basis, the unpaid amount shall bear interest at the greater of 10% per annum or the prime rate at Wells Fargo Bank in Denver, Colorado, on the date of such termination until paid and the Corporation shall pay all costs and expenses, including attorney's fees, incurred by the Employee in collecting all amounts owed under this Section 3.7. Any cash payment to Employee under this Section 3.7 shall not be paid if the Corporation has made a severance payment to Employee under Section 3.2 above.
                                   IV ARTICLE

                            DISCLOSURE OF INFORMATION

Section 4.1. Definitions. As used herein, the term "proprietary information" shall mean technical information and know-how concerning the Corporation's oil and gas exploration, development, production and servicing business and its related equipment, books, maps and records developed by or otherwise owned or controlled by the Corporation.

4.0.2. As used herein, the term "trade secrets" shall mean any proprietary information and any other non-public information used by the Corporation, including such matters as geologic records, maps, surveys, documents evidencing interests in real property, patented or unpatented technology, supplier information, books, processes, concepts, methods, formulae or technique know-how, customer or vendor lists or information or development plans or strategy, owned or controlled by the Corporation or otherwise subject to an obligation or intent of the Corporation to maintain the confidentiality thereof which is of a proprietary or secret nature and which is or may be applicable to, or related to the business, equipment or services, present or future, of the Corporation or the oil and gas exploration and development business of the Corporation, or the contractual relationships of the Corporation with customers or clients.

4.0.3. As used herein, the term "document" shall mean any data, notes, drafts, manuals, blueprints, maps, notebooks, reports, photographs, drawings, sketches or other records, in any tangible form whatsoever, whether originals, copies, reproductions, or excerpts, produced or obtained from the Corporation by the Employee or any other representative of the Corporation which relates to trade secrets of the Corporation.

4.0.4. As used herein, the term "Corporation invention" shall mean any invention, discovery, improvement, or trade secret, whether patentable or not and whether or not reduced to practice, conceived or learned by the Employee either alone or Jointly with others, while employed by the Corporation, which relates to or results from the actual or anticipated investigation, research, development, or production of the Corporation, or which results to any extent from use of the Corporation's facilities.

4.0.5. As used herein, the term "Corporation" shall mean not only the Corporation as first defined above, but also the Corporation's subsidiaries and all affiliates of the Corporation.

Section 4.2. Employee Shall Not Disclose Proprietary Information or Trade Secrets. The Employee recognizes that the trade secrets of the Corporation, as they may exist from time to time, are a valuable, special and unique asset of the Corporation. The Employee will not, during or for a period of 24 months after termination of the Employee's employment relationship under this Agreement, disclose or confirm the Corporation's trade secrets or any part thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, without the prior written authorization to do so from the Corporation.

     Further, all documents shall be property of the Corporation and the Employee shall not remove these documents upon termination of employment with the Corporation except pursuant to a specific authorization in writing from the Board of Directors of the Corporation. The Employee agrees that any document produced or obtained by the Employee while employed by the Corporation shall be the sole and exclusive property of the Corporation. The Employee agrees to return any such document to the Corporation immediately upon termination of employment with the Corporation, or upon request of the Corporation.

     In no event shall the Employee copy or remove any documents of any person, company or association with whom the Employee did not directly work while an Employee of the Corporation.

     The Employee recognizes and acknowledges that much of the information and knowledge which he has received or will receive by virtue of his employment with the Corporation is or will be proprietary information and trade secrets which have unique, special value to the successful operation of the Corporation's business. The Employee agrees not to disclose any proprietary information or trade secrets to any other person for any purpose, for his own direct or indirect benefit or the benefit of any other employer or affiliate during the term of this Agreement or for a period of 24 months thereafter without the prior written consent of the Corporation.

     The aforesaid noncompetition covenant shall remain in any effect at all times while the Employee is in the employ of the Corporation and for a period of 24 months after termination of the Employee's relationship with the Corporation in any capacity whatsoever, regardless of the reason for termination or cessation of the Employee's relationship. The aforesaid covenant is intended to be a reasonable restriction on the Employee. If all, or any portion of the covenant is held unreasonable or unenforceable by a court or agency having valid Jurisdiction, the Employee expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made apart of this Article IV.

Section 4.3. Duty of Loyalty; Conflicts of Interest. The Employee agrees that he will not, while employed by the Corporation and for a period of 12 months thereafter, unless employment is terminated under any of Sections 3.2, 3.3 or
3.7 above, be an employee or consultant, or assist in any way, or work directly or indirectly on behalf of, any person, corporation, firm or other entity engaged in, or proposing to engage in, a line of business which would directly compete or conflict with the Corporation's business, without the prior express written consent of the Corporation. Notwithstanding the foregoing, however, the Corporation and the Employee acknowledge that where the Board of Directors is fully informed about and approves of the Employee's individual interest in a business or an opportunity of the Corporation, it shall not be considered a violation of this Section 4.3. The Employee agrees that he will not use any assets of the Corporation for his own individual projects and that he will not use any proprietary information to the disadvantage of the Corporation. The Employee agrees that he will not interfere with the right of the Corporation to do business with any person, corporation, firm or other entity.

Section 4.4. Enforcement. The Employee acknowledges that monetary damages would not adequately or fairly compensate the Corporation for breach of any of the obligations of the Employee under Article IV of this Agreement and agrees that in the event of any breach or threatened breach the Corporation shall be entitled to seek appropriate injunctive relief from a court of competent jurisdiction, in addition to any other relief or damages which may be available.

                                   V ARTICLE

                                  MISCELLANEOUS

Section 5.1. Governing Law and Jurisdictions. It is the intention of the parties hereto that this Agreement and its performance hereunder be construed in accordance with and pursuant to the laws of the state of Colorado and that, in any action, special proceedings, or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the law of the state of Colorado shall be applicable and shall govern to the exclusion of any forum, without regard to the Jurisdiction in which any action or special proceeding may be instituted. The courts and authorities of the state of Colorado shall have sole jurisdiction and venue over all controversies which may arise with respect to this Agreement.

Section 5.2. No Waiver. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 5.3. Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by all of the parties.

Section 5.4. Successors. This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns (including, without limitation, any company into or with which the Corporation may merge or consolidate). The Corporation agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (i) the person or entity acquiring the assets or a substantial portion of the assets shall expressly assumes by an instrument in writing all duties and obligations of the Corporation under this Agreement or (ii) the Corporation shall provide, through the establishment of a separate reserve for the payment in full of all amounts which are or may reasonably be expected to become payable to Employee under this Agreement.

Section 5.5. Construction. Throughout this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.

Section 5.6. Text to Control. The headings of articles and sections are included solely for convenience or reference. If any conflicts between any headings and the text of this Agreement exists, the text shall control.

Section 5.7. Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in the Agreement.

Section 5.8. Entire Agreement. This instrument contains the entire agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersedes all other employment agreements between the parties; provided, however, that nothing in this Agreement shall prevent the Corporation from granting additional or special compensation or benefits to Employee after the date of execution of this Agreement. This Agreement may not be amended except by an agreement in writing signed by both parties.

This Agreement is effective as of the date first above written.

EMPLOYEE                        APPROVED ON BEHALF OF
                                PEASE OIL AND GAS COMPANY,
                                a Nevada corporation

By: /s/ Patrick J. Duncan       By the following Directors:
-------------------------
Patrick J. Duncan
                                By: /s/ Steve A. Antry
                                -------------------------------------
                                Steve A. Antry

                                By: /s/ Stephen L. Fischer
                                -------------------------------------
                                Stephen L. Fischer

                                By: /s/ Homer C. Osborne
                                -------------------------------------
                                Homer C. Osborne

                                By: /s/ James C. Ruane
                                -------------------------------------
                                James C. Ruane

                                By: /s/ Clemons F. Walker
                                -------------------------------------
                                Clemons F. Walker

                                    EXHIBIT A

                        ADDITIONAL REIMBURSABLE EXPENSES

1.     40 hours of continuing professional education per year
2.     Professional Association dues (AICPA and CSCPA)
3.     Bookcliff Country Club Monthly Dues
4.     Other expenses as determined from time to time by the Board of Directors